UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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THE FIRST BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 15, 2020

Dear Shareholder:

We cordially invite you to attend the 2020 Annual Meeting of Shareholders of The First Bancshares, Inc., the holding company for The First, A National Banking Association, which will be held on Thursday, May 28, 2020 at 11:30 a.m. Central Time at The University of Southern Mississippi, Scianna Hall, 118 College Drive, Hattiesburg, Mississippi. At the meeting, we will report on our performance in 2019. We are excited about our achievements in 2019 and our plans for the future and we look forward to discussing these with you. We hope that you can attend the meeting and look forward to seeing you there.

The attached Notice of Annual Shareholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our Board of Directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

While we intend to hold our Annual Meeting in person, due to certain recent events related to the coronavirus outbreak, we may hold the meeting virtually. Please see the Notice of 2020 Annual Meeting of Shareholders for additional information.

It is important that your shares be represented at the Annual Meeting whether or not you are able to attend in person or virtually. Even if you plan to attend the meeting, after reading the accompanying proxy materials, the Company encourages you to promptly submit your proxy by Internet, telephone or mail as described in this proxy statement.

The Board of Directors and our employees thank you for your continued support.

Sincerely,

M. Ray (Hoppy) Cole, Jr.
President and Chief Executive Officer

The First Bancshares, Inc.

Notice of Annual Meeting of Shareholders

to be held on May 28, 2020

This letter serves as your official notice that The First Bancshares, Inc. (the “Company”), the holding company for The First, A National Banking Association (the “Bank”), will hold its annual meeting of shareholders on Thursday, May 28, 2020, at 11:30 a.m. Central Time at The University of Southern Mississippi, Scianna Hall, 118 College Drive, Hattiesburg, Mississippi for the following purposes:

1.	To elect the four Class I director nominees named in the accompanying proxy statement.
2.	To vote on approval of an amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan.
3.	To approve, on an advisory basis, the compensation of the named executive officers of the Company as described in the proxy statement.
4.	To ratify the appointment of Crowe, LLP as the Company’s independent registered public accounting firm for fiscal 2020.
5.	To vote on or transact any other business that may properly come before the meeting or any adjournment of the meeting.

Management currently knows of no other business to be presented at the meeting.

Shareholders of record owning the Company’s common stock at the close of business on April 3, 2020 are entitled to notice of and to attend and vote at the meeting. A complete list of these shareholders will be available at The First Bancshares, Inc.’s main office for ten days prior to the meeting.

While we currently intend to hold the annual meeting in person, we are actively monitoring the coronavirus concerns and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we determine to switch to a remote format for the annual meeting, our shareholders will have the ability to fully participate in the meeting and ask questions. Please monitor our annual meeting website at www.edocumentview.com/FBMS for updated information. If you are planning to attend the annual meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

The Securities and Exchange Commission (the “SEC”) allows issuers to furnish proxy materials to their shareholders over the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. You are cordially invited to attend the annual meeting in person. However, to ensure that your vote is counted at the annual meeting, please vote as promptly as possible.

By Order of the Board of Directors,

	M. Ray (Hoppy) Cole, Jr.	E. Ricky Gibson
	President and Chief	Chairman of the Board
Executive Officer
April 15, 2020
Hattiesburg, Mississippi

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2019

Proxy materials for the Annual Meeting of Shareholders of The First Bancshares, Inc., which include this Notice, the proxy statement, the proxy card and the Annual Report to Shareholders for the year ended December 31, 2019, are available at www.edocumentview.com/FBMS. If you would like to receive a printed or emailed copy of the proxy materials, please follow the instructions set forth in the notice that was mailed to you.

The First Bancshares, Inc.

6480 U.S. Highway 98 West

Hattiesburg, Mississippi 39402

Proxy Statement for Annual Meeting of

Shareholders to be Held on May 28, 2020

INTRODUCTION

Date, Time, and Place of Meeting

The Annual Meeting of Shareholders (the “Meeting”) of The First Bancshares, Inc. (the “Company”), the holding company for The First, A National Banking Association (the “Bank”) will be held at The University of Southern Mississippi, Scianna Hall, 118 College Drive, Hattiesburg, Mississippi, on Thursday, May 28, 2020, at 11:30 a.m. Central Time, or any adjournment(s) thereof, for the purpose of considering and voting upon the matters set out in the foregoing Notice of Annual Meeting of Shareholders. This proxy statement is furnished to the shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the Meeting. This proxy statement summarizes the information that you need to know in order to cast your vote at the Meeting. You do not need to attend the Meeting in person to vote your shares of our common stock.

If you plan to attend the Meeting in person, please bring proper identification. If your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the shareholder of record of your shares, and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Meeting. You can obtain directions to the Meeting by contacting the Corporate Secretary at 601-268-8998.

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2019 annual report, to shareholders by providing access to these documents online instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. If you would like to receive a printed or emailed copy of our proxy materials free of charge, please follow the instructions set forth in the notice that was mailed to you to request the materials. This proxy statement is available to you online at www.edocumentview.com/FBMS.

The mailing address of the principal executive office of the Company is Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549.

The approximate date on which this proxy statement and form of proxy are first being mailed or made available to shareholders is April 15, 2020.

Record Date; Voting Rights; Quorum; Matters to Be Considered at the Meeting; Vote Required

The record date for determining holders of outstanding stock of the Company entitled to notice of and to attend and vote at the Meeting is April 3, 2020 (the “Record Date”). Only holders of our common stock at the close of business on the Record Date are entitled to notice of and to attend and vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 21,399,864 shares of our common stock issued and outstanding, each of which is entitled to one vote on each matter presented. Shareholders do not have cumulative voting rights.

Under Mississippi law and our Bylaws, the holders of a majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. The inspector of election will determine whether a quorum is present at the Meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the Meeting for purposes of determining whether a quorum exists. In addition, shareholders of record who are present at the Meeting in person or by proxy will be counted as present at the Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals. Also, a “withhold” vote with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the Meeting, but will not be considered to have been voted for the director nominee.

At the Meeting, you will be asked to (1) elect four Class I director nominees; (2) approve the amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan; (3) approve, on an advisory basis, the compensation of our named executive officers; (4) ratify the appointment of Crowe, LLP as the Company’s independent registered public accounting firm for fiscal 2019; and (5) consider any other matter that properly comes before the Meeting.

The Board of Directors recommends that you vote:

•	FOR the election of four Class I director nominees recommended by the Board of Directors in this proxy statement;
•	FOR the approval of the amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in the proxy statement; and
•	FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm.

By signing, dating and returning a proxy card or submitting your proxy and voting instructions via the Internet or telephone, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the Meeting, and they intend to vote on any such other matter in accordance with their best judgment. We do not expect any matters to be presented for action at the Meeting other than the matters described in this proxy statement. However, if any other matter does properly come before the Meeting, the proxy holders will vote any shares of our common stock, for which they hold a proxy to vote at the Meeting, in their discretion.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of four Class I director nominees	For or withhold on each director nominee	Plurality of votes cast	N/A	No effect

No. 2: Approval of amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan	For, against or abstain	Votes cast in favor exceed votes cast against	No effect	No effect

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Votes cast in favor exceed votes cast against	No effect	No effect

No. 4: Ratification of the appointment of Crowe, LLP as the independent registered public accounting firm of the Company	For, against or abstain	Votes cast in favor exceed votes cast against	No effect	N/A

Our directors are elected by a plurality of the votes cast. This means that the candidates receiving the highest number of “FOR” votes will be elected. Under our Bylaws, to decide any other matters that come before the Meeting, the votes cast in favor of the matter must exceed the votes cast against the matter, unless a different vote is required by law, our Amended and Restated Articles of Incorporation or our Bylaws.

Submitting Proxies and Voting Instructions

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the shareholder of record of those shares you will receive proxy materials from the transfer agent. You may submit your proxy and voting instructions via the Internet, telephone or by mail as further described below. Your proxy, whether submitted via the Internet, telephone or by mail, is the person designated on the proxy card to act as your proxy at the Meeting to represent and vote your shares of our common stock as you directed, if applicable.

Holders of record may vote their shares as follows:

•	Submit Your Proxy and Voting Instructions via the Internet or over the telephone
▪	You may submit your proxy and voting instructions via the Internet or telephone until 10:59 p.m. Central Time on May 27, 2020.
▪	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit Your Proxy and Voting Instructions by Mail
▪	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.
▪	If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and your title or capacity.
▪	Your proxy card must be received prior to May 28, 2020 in order for your shares to be voted.

If you submit your proxy and voting instructions via the Internet or telephone, you do not need to mail your proxy card. The proxies will vote your shares of our common stock at the Meeting as instructed by the latest dated proxy received from you, whether submitted via the Internet, telephone or by mail. You may also vote in person at the Meeting.

If your shares of our common stock are held by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the Internet or by telephone, if the bank, broker, trustee or other nominee offers these options or by completing, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock.

Shares of common stock represented by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the directions therein. If a properly executed proxy is submitted but no voting instruction are specified, such shares will be voted as the Board of Directors recommends, namely FOR each director nominee listed in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the ratification of the appointment of the independent registered public accounting firm, and in the discretion of the person named in the proxy with respect to any other business that may come before the Meeting.

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned Meeting.

A proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder is present and elects to vote in person or notifies the Secretary of the Company in writing at the Meeting of your wish to revoke your proxy. Your attendance alone at the Meeting will not be enough to revoke your proxy.

Broker-Non-Votes

Rules of the New York Stock Exchange (“NYSE”) generally govern voting of shares by banks, brokers, trustees and other nomineed who hold shares for beneficial owners. In making those determinations, the NYSE rules provide that the broker must first determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.” If you are a beneficial owner and a proposal is determined to be discretionary, then your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If you are a beneficial owners and a proposal is determined to be non-discretionary, then your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the shareholder for whom it is holding shares.

Under the NYSE rules, the proposal relating to the ratification of the appointment of the independent registered public accounting firm of the Company is a discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your bank, broker, trustee or other nominee may vote your shares with respect to the ratification of the appointment of the independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to the election of directors and the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Householding

We are permitted to send a single Notice of Annual Shareholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to shareholders who share the same last name and address.  This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, or if you would like to request householding and are currently receiving multiple copies, please contact us in writing at the following address: Post Office Box 15549, Hattiesburg, Mississippi, 39404 Attn: Corporate Secretary. In addition, if you would like to receive a separate copy of a proxy statement in the future, you may also contact us at 601-268-8998. If you hold your shares through a bank, broker or trustee or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your nominee.

Possibility of Virtual Meeting

We currently intend to hold the Meeting in person. However, we are actively monitoring the coronavirus concerns and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we determine to switch to a remote format for the Meeting, our shareholders will have the ability to fully participate in the meeting and ask questions. Please monitor our annual meeting website at www.edocumentview.com/FBMS for updated information. If you are planning to attend the Meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Meeting.

PROPOSAL 1 – Election of Directors

Current Membership on the Board of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the Meeting. The term of each of the Class II directors will expire at the 2021 annual meeting of shareholders and the term of each of the Class III directors will expire at the 2022 annual meeting of shareholders. Our current directors and their classes as of April 3, 2020 are as follows:

Class I	Class II	Class III

Rodney D. Bennett, Ed.D (I)	Charles R. Lightsey (I)	David W. Bomboy, M.D. (I)
Ted E. Parker (I)	Fred A. McMurry (I)	M. Ray (Hoppy) Cole, Jr.
J. Douglas Seidenburg (I)	Thomas E. Mitchell (I)	E. Ricky Gibson (I)
Andrew D. Stetelman (I)

(I)	Indicates independent director under Nasdaq director independence standards.

Class I Director Nominees

At the Meeting, shareholders are being asked to elect Rodney D. Bennett, Ed.D, Ted E. Parker, J. Douglas Seidenburg, and Renee Moore as Class I director nominees each to serve a three-year term, expiring at the 2023 annual meeting of shareholders, or until their successors are duly elected and qualified. Rodney D. Bennett, Ted E. Parker, and J. Douglas Seidenburg currently serve as Class I Director. Renee Moore has been recommended by the Corporate Governance Committee, and does not currently serve on the Board of Directors but she does currently serve on the bank board. Information regarding the director nominees is provided below under “Information About Director Nominees.”

The person named as proxy on the proxy card intends to vote your shares of our common stock for the election of the four Class I director nominees, unless otherwise directed. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If, contrary to our present expectations, any director nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the Board of Directors, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our Bylaws, our directors are elected by a plurality of votes cast by the shares entitled to vote and present at the Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE four CLASS I director nomineeS, MESSRS. Bennett, Parker, and Seidenburg and MS. Renee Moore.

Information About Director Nominees and Continuing Directors

The following provides relevant information regarding each director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board of Directors to conclude that the person should serve as a director of the Company:

Information About Director Nominees

Class I Director Nominees

Rodney D. Bennett, Ed.D, 53, has been a director of the Company since 2017 and is also a director of the Bank.

Background: Since 2013, Dr. Bennett has served as the President of The University of Southern Mississippi in Hattiesburg, Mississippi. In this role, he is responsible for the management and administrative oversight of every facet of institutional operations on two campuses. He is affiliated with the American College Personnel Association, the New President’s Academy Advisory Committee, American Association of State Colleges and Universities, the NCAA/Conference USA, as well as numerous other organizations.

Experience/Qualifications/Skills: Dr. Bennett’s background and numerous affiliations provide the Board with a broad range of experience and knowledge of organizational management. His insight provides significant value to the Board.

Ted E. Parker, 60, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. Parker has been in the stocker-grazer cattle business for more than 30 years as the owner and operator of Ted Parker Farms LLC. He attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange from 1982 to 1983. He served on Bayer Animal Health Advisory Board from 2010 to 2016 and on the Marketing and International Trade Committee of the National Cattleman’s Beef Association from 2015 to 2017. He served as a board member of Farm Bureau Insurance from 1992 to 1994. He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association, Covington County Cattlemen’s Association, and Seminary Baptist Church.

Experience/Qualifications/Skills: Mr. Parker has served on the board of the Company since its inception in 1995. His experience in the cattle business provides the Board with insight into the needs of the agricultural community in the Company’s markets. His insight into the market in which he lives through his community involvement are important assets to the Board.

J. Douglas Seidenburg, 60, has been a director of the Company since 1998 and is also a director of the Bank.

Background: Mr. Seidenburg has served as the owner and President of Molloy-Seidenburg & Co., P.A., an accounting firm, since 1989. He has been a CPA since 1983. Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area. Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, treasurer of St. John's Day School, director of Leadership Jones County and a member of Future Leaders of Jones County. He was also one of the founders of First Call for Help, a local United Way Agency started in 1990. Mr. Seidenburg is a 1981 graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting. Mr. Seidenburg served as director of the the First National Bank of the Pine Belt in Laurel, Mississippi prior to its consolidation with The First.

Experience/Qualifications/Skills: Mr. Seidenburg has served on the Board of the Company since 1998. He is Chairman of the Audit Committee and has been designated as a financial expert. His experience as a CPA and his knowledge of corporate governance provide the Board with an understanding of the financial and accounting issues that are faced by companies in today’s business environment.

Renee Moore, 58, Hattiesburg, MS, has been a director of the Bank since May 2019.

Background: Ms. Moore, CPA and partner in charge of tax services at Topp McWhorter Harvey, PLLC, is a resident of Hattiesburg, MS and has more than 30 years of public and private accounting experience. She is active in the community, serving on the Forrest General Foundation Planned Giving Committee, the 2019 Heart Walk Executive Leadership Team, and also serves on the Advisory Board of The First, A National Banking Association. Ms. Moore earned her Bachelor of Science degree in Accounting from the University of Arkansas at Little Rock.

Experience/Qualifications/Skills: Throughout Ms. Moore’s career, she has held leadership positions. From CFO of a privately-held company to partner in charge of a major service division in the sixth largest firm in the state, her experience in both public accounting and industry, as well as experience gained when she and her husband owned their own business, have given her a unique understanding and perspective. She also has experience as Audit Manager for a national bank. Her experience and skills are a valuable resource to the Board.

Information about Continuing Directors

David W. Bomboy, M.D., 74, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Dr . Bomboy is a lifelong resident of Hattiesburg, Mississippi. He received a B.S. with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopedic surgeon and has practiced orthopedics in southern Mississippi for 41 years. Dr. Bomboy is a member of the Mississippi State Medical Association, the American Medical Association, and the Mississippi Orthopedic Society. He served as president of the Methodist Hospital Medical Staff.

Experience/Qualifications/Skills: Dr. Bomboy is the sole physician on the Company’s board which enables him to bring a different perspective to the challenges the board faces. His background, experience, and knowledge of the medical and business communities are important in the board’s oversight of management. His past involvement in real estate development adds additional insight to board oversight and review of the Bank’s loan portfolio.

M. Ray (Hoppy) Cole, Jr., 58, served as director of the Company from 1998 to 1999 and from 2001 through the present and is also a director of the Bank.

Background: Mr. Cole has served as President and CEO of the Company and the Bank since 2009 and serves as the Vice Chairman of the Company’s Board of Directors. Prior to joining the Bank in September 2002, Mr. Cole was Secretary/Treasurer and Chief Financial Officer of the Headrick Companies, Inc. for eleven years. Mr. Cole began his career with The First National Bank of Commerce in New Orleans, Louisiana and held the position of Corporate Banking Officer from 1985-1988. In December of 1988, Mr. Cole joined Sunburst Bank in Laurel, Mississippi serving as Senior Lender and later as President of the Laurel office. Mr. Cole graduated from the University of Mississippi where he earned a Bachelor's and Master's Degree in Business Administration. Mr. Cole attended the Stonier Graduate School of Banking at the University of Delaware. He also served as a director of Laurel Bank prior to consolidation.

Experience/Qualifications/Skills: Mr. Cole has served on the board of the Company for more than fifteen years and has extensive knowledge of all aspects of the Company’s business. His many years of experience in banking and his leadership in building our Company make him well qualified to serve as a director. His insight is an essential part of formulating the Company’s policies, plans and strategies.

E. Ricky Gibson, 63, serves as Chairman of the Board and has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. Gibson has been president and owner of N&H Electronics, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He attended the University of Southern Mississippi. He is a member of Parkway Heights United Methodist Church.

Experience/Qualifications/Skills: Mr. Gibson has served on the board of the Company since its inception in 1995. As a business owner and distributor, Mr. Gibson is knowledgeable about all aspects of running a successful business and he understands the challenges business owners face. Also, he has developed an understanding of the Company’s bank and the banking industry in general, particularly in the area of audit and executive compensation. He serves as Chairman of the Board of both the Company and the Bank and has served as chairman of the audit committee of the Bank’s Board of Directors and is chairman of the compensation committee of the Company’s Board of Directors.

Charles R. Lightsey, 80, has been a director of the Company since 2003 and is also a director of the Bank.

Background: Mr. Lightsey has owned his own business,  Charles R. Lightsey, Social Security Disability Representative, since January, 2000. Mr. Lightsey worked with the Social Security Administration from 1961 to 2000, serving as District Manager of the Laurel Office from 1968 to 2000. He is a recipient of The Commissioner's Citation, the highest accolade accorded by the SSA. His community involvement includes serving as a former deacon of the First Baptist Church of Laurel, member and Board of Directors of the Laurel Kiwanis Club, president of the Laurel-Jones County Council on Aging, member of the Pine Belt Mental Health Association Council and Chairman of the Federal, State and Local Government United Way. He received his degree in Management and Real Estate from the University of Southern Mississippi in 1961. He currently serves on the Laurel Advisory Board. Mr. Lightsey served on the board of Laurel Bank prior to consolidation.

Experience/Qualifications/Skills: Mr. Lightsey has served on the Company’s board since 2003. His background as a manager with the Social Security Administration and his business ownership experience provide the Board with a broad range of knowledge and business acumen. His business experience has equipped him with the skills necessary to be a leader on the Board and to serve as chairman of the corporate governance committee.

Fred A. McMurry, 55, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. McMurry is currently President and General Manager of Havard Pest Control, Inc. a family-owned business where he has served for over 33 years. He also serves on the board of the Bureau of Plant Industry of the Mississippi Department of Agriculture and Commerce and the Dixie National Junior Livestock Sales Committee. In addition, he is President of West Oaks, LLC and Vice President of Oak Grove Land Company, Inc.

Experience/Qualifications/Skills: Mr. McMurry has been a director of the Company since its inception in 1995. He contributes his extensive knowledge of the Lamar County area of Mississippi, which is one of the Company’s primary markets. His many years of experience of small business experience give him a broad understanding of the needs of the Company’s customers as well as insight into the economic trends in the area. He also has been involved in real estate development which adds value to loan discussions.

Thomas E. Mitchell, 72, has been a director of the Company since 2017 and is also a director of the Bank.

Background: Mr. Mitchell joined the Board of Directors of the Bank in July, 2016. He serves as President of Stuart Contracting Co., Inc. a major area contractor known for large-scale school, government, industrial and commercial projects of all types located in Bay Minette, AL, a position he has held since 1975. Mr. Mitchell is involved in numerous other partnerships and companies and is a part owner in a number of shopping center projects and office parks and various other residential and commercial projects in Alabama. He is a member of First Baptist Church of Bay Minette, where he serves as a deacon.

Experience/Qualifications/Skills: Mr. Mitchell served on the Board of Directors of SouthTrust Corporation from 1996 until 2004 and has served as director for American Fidelity Insurance Company since 2014. Mr. Mitchell’s vast business experience as well as his knowledge of the Alabama and Florida markets is an asset to the Board. Mr. Mitchell’s experience provides the Board with valuable insight into the trends and risks of the market in which he lives and works.

Andrew D. Stetelman, 59, has been a director of the Company since 1995 and is also a director of the Bank.

Background: Mr. Stetelman has served as a realtor with London and Stetelman Realtors since 1981. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the National, State, and Hattiesburg Board of Realtors, including serving as President from 1987 to date. He was selected as Realtor of the Year in 1992 of the Hattiesburg Board of Realtors and in 2001 he became the first Mississippi Commercial Realtor of the Year. He has served as the chairman of the Hattiesburg Convention Center since 1994, serves as a board member of the Area Development Partnership, and is a member of the Kiwanis International.

Experience/Qualifications/Skills: Mr. Stetelman has been a director of the Company since its inception in 1995. His experience in commercial real estate and real estate investments provides the Board with insight into the trends and risks associated with residential, rental, and commercial real estate within all of the Company’s markets. His broad insight and knowledge related to real estate is very valuable to the Board and its oversight of the Company’s loan portfolio.

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN

At the Meeting, our shareholders will be asked to approve an amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended (the “2007 Plan”) to increase the number of shares reserved for issuance by 500,000 shares of the Company’s common stock.

We believe that the 2007 Plan is a vital element of our employee compensation program. It allows us the opportunity and ability to compensate our officers, employees and non-employee directors in a manner which offers them an opportunity to participate in our future performance while encouraging stock ownership and providing an incentive to build long-term shareholder value. In our competitive market, grants under the 2007 Plan are essential in helping us retain and motivate our most valuable employees. On November 21, 2019, at the recommendation of our Compensation Committee, the Board approved the increase in the available share reserve under the 2007 Plan, subject to approval by our shareholders. Except for the proposed increase in the number of shares authorized under the 2007 Plan, the amendment does not change any provisions of the 2007 Plan, which was last approved by shareholders at the 2015 annual meeting of the Company’s shareholders. The 2007 Plan is the only plan under which equity-based compensation currently may be awarded to our employees, directors and other service-providers. The Board and management, therefore, recommend that the shareholders approve this amendment to our 2007 Plan. If our shareholders do not approve this amendment, the 2007 Plan will remain in effect with its current terms and conditions and the number of shares reserved for issuance will not increase.

2007 Plan Share Reserve

As of March 30, 2020, an aggregate of 70,889 shares of our common stock remain available for future grants under our 2007 Plan, following the 2020 annual grants and adjustment for shares attributable to awards that have been forfeited or otherwise expired without being exercised and shares tendered to date to cover tax withholding obligations. We believe this is insufficient to meet the future incentive needs of the Company.

Historically, under the 2007 Plan, awards have been limited to key employees and officers and non-employee directors and all awards have been in the form of restricted stock. In administering the 2007 Plan, we strive to balance the incentive awards to our employees and directors with the interests of our shareholders and limit the potential dilution to our shareholders from the equity compensation programs. In evaluating the impact of equity compensation on our shareholders, we consider both our “burn rate” and our “overhang”. Our burn rate is equal to the number of equity awards granted during the year, divided by the weighted average of our common shares outstanding during the year, and measures the potential dilutive effect of our equity grants. The overhang is the sum of the equity awards granted but unexercised (typically options), plus the amount of equity available for grants, divided by the total shares of common stock outstanding, which measures the potential dilutive effect of outstanding equity awards, plus shares available for grant.

We aim to maintain a burn rate and overhang within that of our peer group and the banking industry in general and that is also within limits recommended by certain independent shareholder advisory groups. The Compensation Committee’s consultant, Blanchard Consulting Group, has calculated both our burn rate and our overhang. Our burn rate for 2019, is 1.58%, and the three-year average burn rate for 2017-2019 is 1.83%. Our current overhang is 2.44%, well within the banking industry range of 4% to 12% and with that of our peer companies. With the addition of the proposed additional 500,000 of reserve shares, the projected overhang will remain within the banking industry’s top range of 12%.

Accordingly, the Company believes that the request for the additional 500,000 shares is reasonable and necessary to allow us to replenish the shares from previous fiscal years and to continue the current granting practices into the future so as to be able to remain competitive in the market and provide valuable incentives to our executives and directors.

Sound Corporate Governance Practices

The 2007 Plan includes a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, consultants and non-employee directors with the interests of shareholders and the Company. These features include, but are not limited to, the following:

•	Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of shareholders.

•	The number of shares which are canceled, forfeited or otherwise expire and those tendered in payment of option prices and/or tax withholdings that may be reissued under the 2007 Plan is limited to 150,000 shares.

•	The 2007 Plan does not provide for any tax gross-ups.

Description of the 2007 Plan

The following paragraphs provide a brief summary of the principal features of the 2007 Plan. This summary is qualified in its entirety by the full text of the amended 2007 Plan, which is attached to this Proxy Statement as Appendix A.

 Shares Subject to 2007 Plan

The 2007 Plan provides for the issuance of up to 615,000 shares of Company common stock, $1.00 par value per share. Shares issues under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares. We are proposing an increase in the available share reserve under the 2007 Plan by 500,000 shares of our common stock, pursuant to which the 2007 Plan will then provide for a total issuance of up to 1,115,000 shares of Company common stock.

Purpose

The purpose of the 2007 Plan is to provide incentives to officers, employees, directors and other service providers; encourage stock ownership; and provide a means of obtaining, rewarding and retaining such officers, employees, directors and other service providers.

Administration of the 2007 Plan

The 2007 Plan is administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee has the power, in its discretion, to grant stock incentives under the 2007 Plan, to select the individuals to whom stock incentives are granted, to determine the number of shares of common stock subject to each stock incentive and the terms of the grants, to interpret the provisions of the 2007 Plan and to otherwise administer the 2007 Plan. The Compensation Committee may delegate all or any of its responsibilities and powers under the 2007 Plan to individual officers of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act.

Eligibility

Participation in the 2007 Plan is limited to employees, officers, directors, and other service providers of the Company or an affiliate of the Company who are selected by the Compensation Committee to receive an award under the 2007 Plan.

Awards Under the 2007 Plan

Awards of Company common stock under the 2007 Plan may take the form of a stock option, including an incentive stock option, stock appreciation rights, restricted stock awards, dividend equivalent rights, performance unit awards, restricted stock units or other stock-based awards (including without limitation, awards entitling recipients to receive shares of Company common stock to be delivered in the future).

Stock Options

Options granted under the 2007 Plan may be incentive stock options or nonstatutory stock options. The exercise price of the option must be at least 100% (110% in the case of incentive stock options granted to employees who are deemed to own 10% or more of the voting power of the Company or its subsidiaries) of the fair market value of the shares to which the option is subject at the time the option is granted. Each option shall be exercisable at the times and on the terms and conditions as the Compensation Committee may specify in the option agreement with respect to such option between the Company and the participant, provided that no option will be granted for a term in excess of 10 years (5 years in the case of incentive stock options granted to employees who are deemed to own 10% or more of the voting power of the Company or its subsidiaries).

Stock Appreciation Rights

A SAR provides the participant a right to an amount equal to all or a specified portion of the fair market value of a number of shares of common stock of the Company on the exercise date over a specified or determinable price that may not be less than the fair market value of such shares on the date of grant. SARs may be granted to participants either in tandem with or as a component of a previously or contemporaneously granted option under the 2007 Plan or not in conjunction with other awards.

Restricted Stock Awards and Restricted Stock Units

A restricted stock award is an award or issuance of shares of Company common stock, the grant, issuance, retention, vesting and/or transferability of which is subject, during specified periods of time, to conditions (including continued employment and/or performance goals) and terms as the Compensation Committee determines. Restricted stock units are awards that entitle the participant to an amount equal to all or a portion of the fair market value of a specified number of shares of Company common stock, subject to conditions (including continued employment over a specified period of time and/or performance goals) and terms as the Compensation Committee determines. Restricted stock units may be settled in cash or in shares of Company common stock as determined by the Compensation Committee. Participants holding restricted stock awards granted under the 2007 Plan shall have such voting and divided rights with respect to those shares during the restricted period as determined by the Compensation Committee. Participants will have no voting rights with respect to shares of Company common stock underlying restricted stock units unless and until such shares are issued to the participant and reflected as outstanding in the Company's stock records.

Dividend Equivalent Rights

A dividend equivalent right entitles the participant to an amount equal to the cash dividends paid on a specified number of shares of Company common stock over a specified period. A grant of dividend equivalent rights shall be subject to such restrictions and conditions, including attainment of such performance goals, as the Compensation Committee shall determine. Dividend equivalent rights may be settled in cash or in shares of Company common stock valued at the fair market value thereof on the date payment is due under the award.

Performance Units

Performance units provide the participant an opportunity to receive shares of Company common stock (or cash in an amount equal to the value thereof) upon the attainment of stated performance goals and/or satisfaction of other terms and conditions during a performance period as determined by the Compensation Committee. The performance period and performance goals applicable to each such award will be determined by the Compensation Committee at the time of grant. Such awards may set forth a minimum or threshold level of achievement of the performance goal below which no shares of Company common stock will be earned and a formula for determining the number of shares earned at various levels of achievement of such performance goals. Participants receiving performance units will only have the rights of a shareholder with respect to shares of Company common stock, if any, actually received by the participant upon satisfaction or achievement of the terms and conditions of such award.

Change in Control

Under the 2007 Plan, in the event of a change in control, the Compensation Committee may provide for the acceleration of vesting, exercise or payment of a stock incentive. For purposes of the 2007 Plan, a change in control event includes, but is not limited to, certain acquisitions of fifty percent (50%) or more of the Company’s outstanding common stock, certain changes in the identity of a majority of the members of the Board of Directors and the acquisition of more than forty percent (40%) of the Company’s assets.

Amendment and Termination

The Board of Directors may at any time terminate, or from time to time amend, the 2007 Plan, or alter any award agreement or other document evidencing an award. However, no such amendment or termination may be made without first obtaining shareholder approval if such amendment or termination would: (i) increase the number of shares that may be issued under the 2007 Plan (except to the extent such amendment is made pursuant to a change in the Company’s capitalization), (ii) materially change the class of participants eligible to receive awards under the 2007 Plan, (iii) reduce the exercise price of outstanding options and SARs, or (iv) otherwise require shareholder approval pursuant to the 2007 Plan, applicable law, or the NASDAQ Market Rules.

No termination or amendment to the 2007 Plan or an award thereunder may be made which would adversely affect any rights or obligations with respect to any awards granted prior to the date of such termination or amendment, without the consent of the holder of such award.

Adjustments

The number and kind of shares of Company common stock available for issuance under the 2007 Plan (including under any awards then outstanding), the number and kind of shares subject to the individual limits set forth in the 2007 Plan, and the terms of any outstanding award, including the exercise price of any outstanding option or SAR, will be equitably adjusted by the Compensation Committee as it determines appropriate to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, combination or exchange of shares, dividend or distribution of securities, or any other event or transaction that affects the number or kind of outstanding shares of the Company.

Transferability

Awards granted under the 2007 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and may be exercisable only by the participant during his or her lifetime or, in the event of the disability of a participant, by his or her legal representative.

Federal Income Tax Treatment

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Code Section 422 and to qualify for favorable tax treatment under Code Section 421. NQSOs are not eligible for such favorable tax treatment.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of shares acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Internal Revenue Code. We cannot guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income, subject to any applicable limitation under Code Section 162(m). The optionee’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Company is not entitled to a deduction for this gain.

Stock Appreciation Rights

No tax is imposed on the grant of a SAR. On exercise, the holder recognizes ordinary income equal to the cash or the fair market value of any shares of Company common stock received. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the holder as ordinary income, subject to any applicable limitations under Code Section 162(m).

Restricted Stock Awards and Restricted Stock Units

Grantees of restricted stock awards or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the shares or units at such time, and the Company will receive a corresponding deduction, subject to any applicable limitations under Code Section 162(m). However, no later than 30 days after a participant receives a restricted stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares of Company common stock at the time of grant. Provided that the election is made in a timely manner, the participant will not recognize any additional income when the restrictions on the shares lapse. If the participant forfeits the shares (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested restricted shares generally will be taxable as ordinary income to the participant at the time the dividends are received.

Performance Units

A participant will not recognize income, and the Company will not be allowed a deduction, upon the grant of a performance unit. Upon settlement of the award, the participant will recognize ordinary income equal to the cash or fair market value of the shares of Company common stock received. The Company is entitled to a corresponding deduction in the same year the participant recognizes income, subject to any applicable limitations under Code Section 162(m).

Tax Withholding

The Company has the right to deduct from any cash payment under an award and, with respect to any award settled in shares of Company common stock, to require a participant to remit to the Company an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising with respect to an award under the 2007 Plan. A participant may elect to pay such amount in cash or by instructing the Company to withhold from the award, shares of Company common stock having a fair market value on the date of withholding equal to the amount required to be withheld for tax purposes. This election must be made prior to the date on which the amount of tax to be withheld is determined.

The foregoing discussion summarizes the federal income tax consequences of incentive awards that may be granted under the 2007 Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

Grants and awards under the 2007 Plan, which may be made to company executive officers, directors and other employees, are made in the discretion of the Compensation Committee. The following table sets forth the number of stock options and restricted stock unit awards that have been granted under the 2007 Plan to our NEOs and the other individuals and groups indicated, as of March 30, 2020.

Name and Position	Stock Options Granted under the 2007 Plan Since Inception	Restricted Stock Granted under the 2007 Plan Since Inception
M. Ray (Hoppy) Cole, Jr. President and Chief Executive Officer	-	88,516
Donna T. (Dee Dee) Lowery Chief Financial Officer	-	32,388
All Current Executive Officers as a Group	-	120,904
All Non-Executive Directors as a Group	-	112,000
Each Associate of any such Directors or Executive Officers	-	-
All Employees as a Group (Including Officers who are not Executive Officers)	-	404,213

Vote Required to Approve the Amendment to the 2007 Stock Incentive Plan:

Proposal No. 2 will be approved if the votes cast favoring exceeds the votes cast opposing.

The Board of Directors unanimously recommends you vote “FOR” Proposal 2 to approve the Amendment to the 2007 Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available to future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	70,889 shares

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	70,889 shares

PROPOSAL 3 – Advisory Vote on the Compensation of our Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the rules of the SEC (the “say-on-pay proposal”). This vote does not address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed in the section titled “Executive Officer Compensation.” This disclosure includes the “Compensation Discussion and Analysis” and the “Executive Compensation Tables” set forth below, including the accompanying narrative disclosures. At the 2019 annual meeting of shareholders, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2019 annual meeting of shareholders. Our say-on-pay proposal was approved by approximately 83% of our shareholders whose shares were present in person or by proxy at the 2019 annual meeting and who voted or affirmatively abstained from voting (excluding broker non-votes). We are again asking our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of The First Bancshares Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2020 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative executive compensation disclosures to the compensation tables included in this proxy statement.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and objectives continue to be designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns the interests of the executive officers with the Company’s overall business strategy, values and management initiatives intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of internal goals. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement, including the “Compensation Discussion and Analysis”, the “Executive Compensation Tables,” and the rest of the narrative disclosures regarding our executive compensation program in the section titled “Executive Officer Compensation”.

While this advisory vote is not binding, the Board of Directors and the Compensation Committee value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers:

Proposal No. 3 will be approved if votes cast in favor of the proposal exceed votes cast against it.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICER COMPENSATION

Our named executive officers (“NEOs”) for 2019, and the positions held by them on December 31, 2019 are:

M. Ray (Hoppy) Cole, Jr., 58, CEO and President of the Company and the Bank, Vice Chair of the Company’s Board of Directors. Mr. Cole’s biography is provided above under “Information about Continuing Directors.”

Donna T. (Dee Dee) Lowery, CPA, 53, Executive Vice President and Chief Financial Officer of the Company and the Bank. Ms. Lowery has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since she joined the Company in February 2005. Prior to joining the Company, Ms. Lowery was Vice President and Investment Portfolio Manager of Hancock Holding Company from 2001 to 2005. Ms. Lowery began her career in 1988 with McArthur, Thames, Slay and Dews, PLLC as a staff accountant. In June 1993, she joined Lamar Capital Corporation, and held several positions beginning with Internal Auditor from 1993 to 1995, Comptroller from 1995 to 1998 and then Chief Financial Officer and Treasurer from 1998 to 2001, until the merger in 2001 with Hancock Holding Company. Ms. Lowery graduated from the University of Southern Mississippi where she earned a Bachelor’s Degree in Business Administration with an emphasis in Accounting. Ms. Lowery serves on the Advisory Board for the Business School at the University of Southern Mississippi.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers in publicly traded financial institutions.

2019 Financial Highlights

•	Net income of $43.7 million, increasing 106% from 2018;
•	Net interest income of $121.8 million compared to $84.9 million in 2018; and
•	Loans increased 3.4%, exclusive of acquisitions, compared to the prior year.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific short-term, long-term and strategic goals by the Company, and which aligns the interests of the executive officers with the Company’s overall business strategy, values and management initiatives. The Company’s compensation policies are intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of internal goals. The Company has also adopted a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the NEOs. Our philosophy generally targets near the market (peer) median for NEO base salaries with a strong emphasis on incentive compensation programs that provide an alignment between pay and performance.

The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To that end, the Committee believes in rewarding the NEOs with reasonable incentive compensation awards if Company performance meets established targets and is comparable to the median (50th percentile) of its peer group data. This is a critical piece in the Company’s compensation plan design and is realized through the ability of the NEOs to annually earn both short-term (cash) and long-term (stock-based) incentive payouts when performance justifies such awards.

Role of Executive Officers in Compensation Decisions

The Committee annually reviews, determines and recommends to the Board for approval the annual compensation, including salary, bonus, incentive and other compensation of the Chief Executive Officer, including corporate goals and objectives relevant to compensation of the Chief Executive Officer, and evaluates performance in light of these goals and objectives.

The Committee and the Chief Executive Officer annually review the performance of each of the named executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). The CEO recommends salary adjustments and annual award amounts based on these reviews, other than for himself, to the Committee. The Committee can exercise discretion in modifying or adjusting recommended compensation or awards to executives. The Committee then submits its recommendations on executive compensation to the full Board for approval.

Setting Executive Compensation

The Compensation Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2019 annual meeting of shareholders received an affirmative vote of approximately 83% in favor of our 2018 executive compensation. As a result, the Compensation Committee did not implement any specific changes to our executive compensation programs based on the 2019 shareholder advisory vote. The Compensation Committee intends to monitor the results of this year’s say-on-pay proposal vote and to incorporate such results as one of many factors considered in connection with the discharge of its responsibilities. The Company maintains active engagement with our shareholders, communicating directly with the holders of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. We encourage shareholders to communicate with us regarding our corporate governance and executive compensation. Communications from shareholders on these subjects are reported to the Compensation Committee or the Corporate Governance Committee, as appropriate.

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Independent Compensation Consultant

The Committee has retained Blanchard Consulting Group (“Blanchard”), an independent third party consultant, to provide research for benchmarking purposes related to executive compensation. Blanchard is a national firm with an exclusive focus on the banking and financial services industry. Blanchard does not provide any services to the Company besides compensation consulting services, and reports directly to the Compensation Committee. The Compensation Committee has evaluated Blanchard’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined that Blanchard is independent and that their work with the Committee has not raised any conflict of interest.

Additionally, the Company subscribes to and participates in the Mississippi Bankers Association survey, which provides the Committee with comparative compensation data from the Company’s market areas and its peer groups. This information is used by the Committee to ensure that it is providing compensation opportunities comparable to its peer group, thereby allowing the Company to retain talented executive officers who contribute to the Company’s overall long-term success.

In 2019, the Committee utilized Blanchard to assess executive officer base salary and total compensation as compared to a peer group of sixteen publicly traded banks. The peer companies included the following:

1	Seacoast Banking Corporation of Florida	SBCF
2	First Bancorp	FBNC
3	Republic Bancorp, Inc.	RBCA.A
4	FB Financial Corporation	FBK
5	Origin Bancorp, Inc.	OBNK
6	Franklin Financial Network, Inc.	FSB
7	Community Trust Bancorp, Inc.	CTBI
8	Carolina Financial Corporation	CARO
9	Live Oak Bancshares, Inc.	LOB
10	HomeTrust Bancshares, Inc.	HTBI
11	Stock Yards Bancorp, Inc.	SYBT
12	Capital City Bank Group, Inc.	CCBG
13	Atlantic Capital Bancshares, Inc.	ACBI
14	SmartFinancial, Inc.	SMBK
15	Home Bancorp, Inc.	HBCP
16	Business First Bancshares, Inc.	BFST

The Compensation Committee utilized Blanchard’s reports and reviews to assist with decisions regarding NEO compensation during 2019 but did not solely rely on them. The ultimate decisions made by the Committee were a balance between the Committee’s compensation philosophy and strategy along with the outside perspective of its independent consultant.

FBMS Compensation Peer Group change from 2018 to 2019

The compensation peer group for The First Bancshares, Inc. (FBMS) changed from the 2018 to the 2019 study because of the Bank’s increase in asset size and and acquisitions in the previous peer group.  In 2018 we used an asset size range from $1.5B to $6B in the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee.  Because of FBMS’s asset growth in 2019 to over $3.4B in assets when the study was conducted, we increase the asset size range in the compensation peer group for 2019 to $2B to $7B, which is within ISS and Glass Lewis standards.  We used the same states as the 2018 study, but ended up eliminating some of the banks under $2B in assets from the 2019 study, which reduced the size of the peer group to 16.

Compensation Policies and Practices as They Relate to Risk Management

The Company’s compensation plans utilize a balance of profitability and strategic goals such as core deposit growth, asset quality, and audit/compliance ratings to ensure the officers of the Company are focusing both on profits and strategic goals that are linked to the long-term viability of the organization.

The Compensation Committee has reviewed with the Bank’s Chief Risk Officer the employee incentive compensation arrangements and has determined that such arrangements do not encourage employees to take unnecessary and excessive risks that are reasonably likely to have a material adverse effect on the Company.

2019 Executive Compensation Components

Historically, and for the fiscal year ended December 31, 2019, the principal components of compensation for named executive officers consisted of the following:

•	base salary;

•	performance-based cash incentive bonus compensation;

•	equity incentive compensation based on achievement of performance targets;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. When determining salary increases, the Committee determines a base salary range and targets the median of the range (50th percentile) for executives that are meeting performance expectations and the upper quartile of the range (75th percentile) for executives that are high performers or exceeding performance expectations. Base salary ranges for named executive officers are determined for each executive based on the Company’s peer group and the competitive market using market research and based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers: 1) performance of the Company; 2) market data as discussed above; 3) the level of the executive’s compensation, both individually and relative to other officers; and 4) individual performance of the executive. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based-increases to salaries of the named executive officers are based on the Committee’s assessment of the individual’s performance. Salary reviews are typically performed in the fourth quarter of the year for which the executive’s performance is evaluated, and corresponding salary adjustments are made during the same quarter of the fiscal year. The chart below shows salary adjustments in connection with performance reviews completed in fiscal 2019.

In light of the performance of the Bank in fiscal 2019, and the NEO’s contributions to the Bank’s strategy, including completion and negotiation of acquisitions during the fiscal year, the Committee recommended to the Board and the Board approved, the following base salary adjustments:

	2018 Base Salary	2019 Base Salary	% Increase
M. Ray (Hoppy) Cole, Jr.	$441,576	$490,640	11%
Donna T. (Dee Dee) Lowery	$234,150	281,040	20%

Performance-Based Cash Incentive Bonus Compensation

The Company has established an incentive bonus compensation plan that is based upon individual performance as well as Company performance. Cash incentive payments that are authorized to be paid to eligible officers under the cash incentive plan are payable on an annual basis during the year following the year in which the services were performed and are contingent upon such executive officer's continued employment with the Company through the date of payment.

During the first quarter of 2019, independent directors of the Board, upon the recommendation of the Compensation Committee, established short-term cash incentive awards for executive officers as percentages of their 2019 base salary, with maximum earning opportunities that ranged from 30% to 60% of base salary, depending upon the executive.

Fiscal 2019 performance goals for the NEOs for the cash-based incentive plan included Bank pre-tax net income, loan growth, and deposit growth. The metrics chosen represent company growth in earnings, assets, and deposits. The NEOs were also rated on individual goals pursuant to a scorecard described in more detail below.

In addition to financial performance measures described above, each named executive officer in the Company has unique individual performance goals in up to seven categories. The incentive plan provides each eligible officer with a “balanced scorecard” that establishes specific corporate and shareholder-related performance goals balanced by the officer’s area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Company’s achievement of its corporate goals The particular individual performance measures were designed to reward the actions determined to be most important for that individual to achieve for the specified year. A rating of 1 through 4 was assigned for each NEO commensurate with performance. For fiscal 2019, performance for each of the NEOs was measured in the following areas:

•	Leadership;
•	Strategic Planning;
•	Financial Results;
•	Succession Planning;
•	Human Resources;
•	Internal Communications;
•	External Relations; and
•	Board/CEO Communication.

The range of specific targets and relative weights for each performance metric were as follows:

	Threshold 25% of Incentive	Target 50% of Incentive	Maximum 100% of Incentive	Actual	Payout % Earned
Bank Pre-Tax Net Income	$60,462,900	$67,181,000	$70,540,050	$66,095,829	50%
Bank Total Loan Growth	2,329,470	2,493,127	2,538,587	2,600,358	100%
Bank Total Deposits	2,777,790	2,877,045	2,904,670	3,082,474	100%
Individual Scorecard	2	3	4	4	100%

Based on the achievement of the performance metrics described above, the following cash bonuses were awarded for the year ended December 31, 2019:

M. Ray (Hoppy) Cole, Jr.:

	Potential Payout as a % of Salary	Payout % Earned	Payout as a % of Salary	Actual Incentive Earned
Bank Pre-Tax Income	20%	50%	10%	$49,064
Bank Loan Growth	10%	100%	10%	$49,064
Bank Deposit Growth	10%	100%	10%	$49,064
Individual Scorecard	20%	100%	20%	$98,128
Total	60%		50%	$245,320

Donna T. (Dee Dee) Lowery:

	Potential Payout as a % of Salary	Payout % Earned	Payout as a % of Salary	Actual Incentive Earned
Bank Pre-Tax Income	10%	50%	5%	$14,052
Bank Loan Growth	5%	100%	5%	$14,052
Bank Deposit Growth	5%	100%	5%	$14,052
Individual Scorecard	10%	100%	10%	$28,104
Total	30%		25%	$70,260

Equity Incentive Compensation

The Company makes awards of restricted stock to the NEOs pursuant to the terms and conditions of The First Bancshares, Inc. 2007 Stock Incentive Plan (the “2007 Plan”), generally based on the achievement of identified performance metrics. The Committee utilizes restricted stock as a long-term retention vehicle for key officers. In 2019, the Board, upon the recommendation of the Compensation Committee, established target performance-based long-term equity incentive awards for executive officers using shares of restricted stock with maximum earning opportunities of up to 6,500 shares for Mr. Cole and up to 3,300 shares for Ms. Lowery. Similar to the cash-based annual incentive plan, a pay-for-performance approach is used to determine the number of shares of restricted stock granted to each plan participant. In February of 2019, the Board established performance goals to be achieved over a one-year performance period ending December 31, 2019. The actual number of shares of restricted stock granted was determined based on the achievement of the performance goals. The performance goals utilized in the long-term plan design are linked to both corporate and shareholder performance criteria. For 2019, the performance goals included bank pre-tax net income, asset growth and credit quality as determined by a bank-wide credit administration score, as described in more detail below. The number of shares of restricted stock earned and issued pursuant to the award is determined based on the Bank’s achievement of the performance goals, and once granted the award is subject to cliff vesting on the fifth anniversary of the vest date. The metrics chosen represent company growth in both income and assets while maintaining asset quality.

The range of specific targets and relative weights for each performance metric were as follows:

	Threshold – 25% of Shares Earned	Target – 50% of Shares Earned	Maximum – 100% of Shares Earned	Actual
Bank Pre-Tax Income – 33% of Award	$60,462,923	$67,181,025	$70,540,076	$66,095,829
Total Bank Assets – 33% of Award	3,225,630,668	3,584,034,075	3,763,235,779	3,934,478,246
Bank-wide Credit Administration Score – 34% of Award	3	2	1	1

Results falling between the specified values reflected above result in proportional adjustment of the payout amounts.

Achievement of the performance measures set forth above for the year ended December 31, 2019 resulted in the following number of shares granted as restricted stock awards in March of 2020:

	Total Number of Shares at Maximum	Bank Pre-Tax Income – 33% of Award	Total Assets – 33% of Award	Bank-wide Credit Administration Score – 34% of Award	Total Shares of Restricted Stock Awarded
M. Ray (Hoppy) Cole, Jr.	6,500	986	2,145	2,210	5,341
Donna T. (Dee Dee) Lowery	3,300	501	1,089	1,122	2,712

Special Equity Grants

On July 18, 2019, the Board of Directors awarded a special grant of restricted stock in the amount of 3,333 shares for Mr. Cole and 575 shares for Ms. Lowery for the successful completion and integration of the acquisition of Farmers and Merchants Bank and Florida Parishes Bank. The grants will cliff vest after five years from the grant date, subject to the executive’s continued employment on the vesting date.

Vesting and Retention Provisions Applicable to Equity Awards

The Company has implemented a policy that all shares granted through the 2007 Plan will include at least a three-year vesting schedule, unless extraordinary circumstances are determined by the Board. Beginning in 2014, the restricted stock awards earned based on the satisfaction of performance metrics will cliff vest on the fifth anniversary of the grant date, assuming the continued service of each of the holders through such vesting date. Vesting of such Awards will be accelerated in the event of the holder's death while in the service of the Company or upon such other event as determined by the Committee in its sole discretion. The 2007 Plan also contains a double trigger change-in-control provision pursuant to which unvested shares of stock granted through the plan will be accelerated upon a change in control if the executive is terminated without cause as a result of the transaction (as long as the shares granted remain part of the Company or are transferred into the shares of the new company). In October 2019, the Committee approved a modification to Mr. Cole’s and Ms. Lowery’s outstanding shares of restricted stock to provide that such shares will become fully-vested if (i) the Bank terminates his or her employment without cause; or (ii) he or she resigns for good reason within 24-months following a change in control, in the event that the outstanding restricted stock awards are not assumed by the acquiror in connection with such change in control. Unvested shares of restricted stock are subject to clawback and forfeiture provisions and may not be sold, pledged, or otherwise transferred or hedged during the vesting period.

Stock Ownership Guidelines

The Committee has established expectations for ownership of our common stock by our CEO and CFO. Under these guidelines, our CEO is expected to attain an investment position in our common shares equal to two times his or her base salary and our CFO is expected to attain an investment position in our common shares equal to one times his or her base salary. Exceptions to these ownership guidelines may be approved by Compensation Committee for good reason. At December 31, 2019, all of our NEOs were in compliance with the ownership guidelines.

Clawback, Repricing, Underwater Grant Buyback and Hedging Policies

As a matter of policy, the Committee believes that incentive compensation awards that are made on the basis of financial metrics should contain clawback provisions that would allow the Company to recoup awards under certain circumstances such as a material misstatement of financial results. The Committee implemented a clawback policy applicable to all short-term and long-term incentives beginning in 2018.

The Committee’s philosophy provides that the Company will not reprice options, stock appreciation rights, or other equity awards, or buy back “underwater” stock options from those who hold option grants for cash. The Company’s Board has approved an amendment to the 2007 Plan to prohibit repricing of equity awards granted under the plan and to prohibit the cash buyback or exchange for other stock awards of underwater options and stock appreciation rights.

Certain transactions in the Company’s equity securities, or which are linked to the value of the Company’s equity securities, may be considered short term or speculative in nature. The Board of Directors discourage directors and officers from engaging in derivative or speculative transactions involving unvested company stock, including hedging, holding unvested stock in a margin account, or pledging unvested stock as collateral for a loan. The Board of Directors has not yet implemented a policy that prohibits directors and officers from engaging in derivative or speculative transactions but plans to do so in 2020.

Retirement and Other Benefits

All employees of the Company, including named executive officers, are eligible to participate in The First Bancshares, Inc. 401(k) Plan and Trust (the “401(k) plan”). We adopted the 401(k) plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) plan allows eligible employees to elect to contribute up to 100% of their eligible compensation, up to the annual IRS dollar limit. Eligible compensation generally means all wages, salaries and fees for services paid by us. We contribute 50% of the employee’s deferral (up to a maximum of 6%) for each eligible employee per year to their 401(k) plan.  We may also elect to make a discretionary profit sharing contribution for each eligible employee. No discretionary contributions were made in 2019.

The Company sponsors an Employee Stock Ownership Plan (ESOP), which was established in 2006 for employees, including NEOs, who have completed one year of service for the Company and attained age 21. Employees become fully vested after five years of service. Contributions to the plan are made by the Company only and are at the discretion of the Board of Directors. At December 31, 2019, the ESOP held 5,728 shares of Company common stock and had no debt obligation. There were no Company contributions to the ESOP in 2019.

Supplemental Executive Retirement Plans

During 2016, the NEOs participate in a Supplemental Executive Retirement Plan (2016 SERP) that provides for an annual supplemental retirement benefit in the fixed amount of $164,110 for Mr. Cole and $89,140 for Ms. Lowery. Mr. Cole and Ms. Lowery vest 10% per year until full vesting occurs following ten years of service, and both are currently 50% vested in the benefit. Amounts become payable upon their death, disability, termination of employment, change in control of the Company or retirement. The benefit is forfeited in the event of termination for "Cause" as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following their 65th birthday.

On January 16, 2020, the Bank entered into a new Supplemental Executive Retirement Plan (2020 SERP) with Mr. Cole. The effective date of the 2020 SERP was January 1, 2020. The 2020 SERP provides for a lifetime annual payment of $208,695 per year, which will be payable in equal monthly installments upon Mr. Cole’s separation from service following attainment of age 65 while in the employment of the Bank. Mr. Cole will vest as to 1.205% of such annual benefit on a monthly basis beginning January 1, 2020 through November 30, 2026. If Mr. Cole separates from service prior to age 65, other than by reason of his death or a termination for cause other than in connection with a change in control, then he will receive the vested portion of the annual benefit. If Mr. Cole separates from service involuntarily following a change in control prior to age 65, then he will receive the full annual benefit. In the event of Mr. Cole’s death prior to his separation from service, his beneficiary will receive a lump sum payment equal to $3,547,815. In the event of Mr. Cole’s death following his separation from service, his beneficiary will receive a lump sum payment equal to the accrued liability balance of the new SERP. As a condition to receipt of the New SERP benefits, Mr. Cole has agreed to a 2-year non-competition covenant following his separation from service with the Bank.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. Mr. Cole is provided use of a company automobile which is primarily used for business travel. Personal use is taxed through the Company’s payroll process. Mr. Cole and Ms. Lowery are entitled to receive a cash payment upon such executive’s death through the split dollar death benefit funded by bank owned life insurance.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2019, are included in the “All Other Compensation” column of the “Summary Compensation Table”.

Employment Agreements with NEOs

We are party to an employment agreement with Mr. Cole since 2011. In 2019, we entered into an employment agreement with Ms. Lowery. The Committee believes that the employment agreements with our named executive officers provide a valuable retention tool, while also providing certain protections to the Bank (namely, restrictive covenants). In 2020, we amended the employment agreements with each of Mr. Cole and Ms. Lowery to address the application of Internal Revenue Code Section 280G and replace the current cut-back provision with a “compare and take better” provision, which requires a comparison of the after-tax benefit to the executive of (A) the total parachute payments after he or she pays the excise tax and income taxes thereon, to (B) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax (i.e., limited to 2.999 times the executive’s base amount); the executive would be paid whichever amount yields the more favorable result to the executive. The amendment to Mr. Cole’s employment agreement also extends the application of the restrictive covenants in his employment agreement to a termination of employment for any reason.

Employment Agreement with Mr. Cole

In connection with his election as President and CEO of the Bank, the Bank and Mr. Cole entered into an employment agreement, effective May 31, 2011 (the “Agreement”). The Agreement provides for Mr. Cole to serve as President and CEO of the Bank for terms of three years beginning January 1, 2011, with automatic rolling three-year extensions, unless either the Bank or Mr. Cole provides 90 days’ notice of non-extension, in which case the Agreement would expire at the end of the then-current term. No prior notice is required in the case of termination for Cause.

Mr. Cole is paid a base salary subject to annual review as the Board of Directors may determine and is eligible to earn an annual cash bonus. Mr. Cole is also eligible to receive equity compensation awards on such basis as the Board of Directors determines and is eligible to participate in any benefit plans or programs that are offered to senior executives generally.

On any cessation of employment, Mr. Cole will be entitled to his earned but unpaid base salary. If Mr. Cole’s employment is terminated by the Bank without Cause, or if he voluntarily terminates his employment for Good Reason, each, as defined in his agreement, he will be entitled to a pro rata portion of the annual incentive payment for the year in which the termination occurs, and a lump sum payment in an amount equal to the greater of (i) the remaining salary due had Mr. Cole been employed through the end of the current term or (ii) eighteen months of his current salary, in addition to continued benefits through the end of the current term.

In the event there is a change in control, Mr. Cole will be entitled to (i) a lump sum payment equal to two times his base salary, (ii) all payments, benefits, bonuses or incentives, subject to their plan document, that would ordinarily be available to other employees, and (iii) accelerated vesting of any unvested deferred compensation. If Mr. Cole’s employment is terminated by the Bank without Cause or he resigns for Good Reason, he will be entitled to continuing medical, life and disability insurance coverage on the same basis as prior to termination for the remainder of the then current term.

If Mr. Cole’s employment is terminated due to disability, his salary would continue for six months or, if earlier, until the date payment begins under his disability policy, in addition to the earned compensation and bonus described below. If Mr. Cole dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation and pro-rata share of his annual bonus target amount for that year.

Under the Agreement, Mr. Cole is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the Agreement and for at least one year after his employment ends.

Employment Agreement with Ms. Lowery

On October 17, 2019, The Company entered into an Employment Agreement with Ms. Lowery which terminated and superseded in its entirety the Change in Control Agreement. The Agreement provides for Ms. Lowery to serve as the Executive Vice President and Chief Financial Officer of the Bank for terms of three years beginning October 19, 2019, with automatic rolling one year extensions, unless either the Bank or Ms. Lowery provides 60 days’ notice of non-extension, in which case the Agreement would expire at the end of the then current term.

Ms. Lowery is paid a base salary subject to annual review as the Board of Directors may determine and is eligible to receive an annual bonus up to a maximum of 30% of Base Salary. Ms. Lowery is also eligible to receive equity compensation awards on such basis as the Board of Directors determines and is eligible to participate in any benefit plans or programs that are offered to senior executives generally.

Ms. Lowery’s employment agreement provides for certain benefits upon a Change in Control. If, following a Change in Control, Ms. Lowery’s employment is involuntarily terminated other than for Cause or she resigns her position for Good Reason, she would be entitled to (i) a lump sum payment equal to two times her then-current base salary, (ii) continued benefits through the closing date of the Change in Control and for twenty-four months following the closing date, and (iii) immediate vesting of all cash-based and stock-based compensation, and any benefits under deferred compensation plans, subject to the achievement of performance-based conditions.

The amounts which would have been payable to Mr. Cole and Ms. Lowery, assuming a termination event on December 31, 2019, are provided in the Potential Payments Upon Termination or Change in Control Table beginning on page 37.

Deductibility of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This Report is submitted by the Compensation Committee of the Board of Directors of The First Bancshares, Inc.

E. Ricky Gibson, Chairman
David W. Bomboy
Ted E. Parker
Andrew D. Stetelman

Executive Compensation Tables

The First Bancshares, Inc.

Summary Compensation Table

For the Fiscal Years Ended December 31, 2019, December 31, 2018 and December 31, 2017

Name and Principal Position	Year	Salary	Non-equity Incentive Plan Compensation (1)	Stock Awards (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
M. Ray (Hoppy) Cole, Jr.,	2019	$468,856	$245,320	$313,415	$61,425	$15,339	$1,104,355
President and Chief Executive Officer	2018	413,063	132,473	274,928	58,145	14,994	893,603
	2017	386,173	80,287	293,694	55,040	21,481	836,675
Donna T. (Dee Dee) Lowery,	2019	252,276	70,260	125,589	25,592	9,980	483,697
Chief Financial Officer	2018	222,675	33,450	124,594	24,225	9,182	414,126
	2017	198,687	24,530	117,173	22,932	8,315	371,637

(1) Reflects annual incentive award payments pursuant to our incentive bonus compensation plan. See “Compensation Discussion and Analysis – 2019 Executive Compensation Components-Performance-Based Cash Incentive Bonus Compensation” beginning on page 23 for more information.

(2) Represents the grant date fair value of all time-based and performance-based restricted stock awards granted during the fiscal year. Performance-based awards were granted on February 21, 2019, and will be settled solely in shares of restricted stock at the end of a one-year performance period based on the satisfaction of the performance criteria. The shares of restricted stock will cliff vest five years from the date the shares are earned. The amounts presented for the performance-based restricted stock reflect the value of the award at maximum payout based on the probable outcome of the performance targets determined as of the grant date. For time-based and performance-based restricted stock awards, grant date fair value is calculated using the closing price of the Company’s common stock on the date of grant. Grant date fair value was based on $32.83, the closing share price on the grant date of February 21, 2019 for the performance-based awards, and $30.00, the closing share price on the grant date of July 18, 2019 for the time-based awards, in accordance with FASB Topic 718.

(3) Reflects changes in present value of NEO’s 2016 SERP.

(4) See additional description in 2019 All Other Compensation Table.

The First Bancshares, Inc.

All Other Compensation

For the Year Ended December 31, 2019

Name	Year	Auto Allowance	401(k) Match	Group Term Life Insurance	Split Dollar Death Benefit BOLI	Additional Compensation (1)	Total All Other Compensation
M. Ray (Hoppy) Cole, Jr.	2019	$2,775	$8,400	$464	$228	$3,472	$15,339
Donna T. (Dee Dee) Lowery	2019	0	7,755	464	150	1,611	9,980

(1)	Represents reimbursement for club dues and cell phones for named executive officers.

The First Bancshares, Inc.

Grants of Plan Based Awards

As of December 31, 2019

		Estimated Future Payouts Under Non-Equity Plan Awards(1)			Estimated Future Payouts Under Equity Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or		Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)		Awards(4)
M. Ray (Hoppy) Cole, Jr.	2/21/19				1,625	3,250	6,500			$213,395
	7/18/19							3,334	(3)	100,320
	2/21/19	73,596	147,192	294,384
Donna T. (Dee Dee) Lowery	2/21/19				825	1,650	3,300			$108,339
	7/18/19							575	(3)	17,302
	2/21/19	21,078	42,156	84,312

(1) Amounts represent potential payments under our annual incentive program. The actual amount earned in 2019 was paid in March 2020 and is shown in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table. See “Compensation Discussion and Analysis — 2019 Executive Compensation Components – Performance-Based Cash Incentive Bonus Compensation,” for more information regarding our 2019 annual incentive program.

(2) Amounts represent awards of performance-based restricted stock that were granted under the 2007 Plan based upon the Company’s achievement of certain performance measures at the end of the one-year performance period. Based on the defined objectives of the awards, the NEO has the opportunity to earn shares of restricted stock (25% at threshold, 50% at target and 100% at maximum) following the one-year performance period, and any such earned shares will cliff vest five years from date earned. The amount shown reflects the value of the award at maximum based on the probable outcome of the performance measures. determined as of the grant date in accordance with ASC 718. See “Compensation Discussion and Analysis — 2019 Executive Compensation Components – Equity Incentive Compensation” for more information on the grants of performance-based restricted stock.

(3) Represents special equity grants for completion of acquisition integrations. See “Compensation Discussion and Analysis — 2019 Executive Compensation Components – Special Equity Grants” for more information on these grants.

(4) Represents the aggregate grant date fair value of performance-based and time-based restricted stock awarded during the fiscal year, computed in accordance with FASB ASC Topic 718. Refer to footnote 2 of the 2019 Summary Compensation Table for additional information.

The First Bancshares, Inc.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2019

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Vesting Date (1)
M. Ray (Hoppy) Cole, Jr.	8,814		122,955	02/01/2020
	10,106		173,318	02/01/2021
	575		10,350	03/01/2021
	10,717		296,325	02/01/2022
	3,584		99,994	06/13/2022
	5,829		185,071	03/01/2023
	1,682		68,878	08/16/2023
	6,500		213,395	03/01/2024
	3,334		100,320	07/18/2024
	5,341	(2)	175,345	03/01/2025
Donna T. (Dee Dee) Lowery	4,000		55,800	02/01/2020
	3,276		56,183	02/01/2021
	4,000		110,600	02/01/2022
	675		18,833	06/13/2022
	2,960		93,980	03/01/2023
	488		19,984	08/16/2023
	3,300		108,339	03/01/2024
	575		17,302	07/18/2024
	2,712	(2)	89,035	03/01/2025

(1)	All awards are cliff vested five years from the grant date. Performance-based restricted stock will cliff vest five years from date the shares of restricted stock are earned and issued if performance conditions are satisfied.

(2)	Reflects performant-based restricted stock that were earned at 82% based on achievement of performance objectives over a one year period ending December 31, 2019

The First Bancshares, Inc.

Stock Vested

For the Year Ended December 31, 2019

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
M. Ray (Hoppy) Cole, Jr.	2,000	$65,920
Donna T. (Dee Dee) Lowery	800	26,368

(1)	The shares included in the table represent gross shares exercised or vested. Actual shares issued, net of taxes, were 1,366 to Mr. Cole and 557 to Ms. Lowery.

(2)

The value realized by the NEO upon the vesting of restricted stock is calculated by multiplying the number of shares of stock vested by $32.96, the market value of the underlying shares on the vesting date, which is the amount that is taxable to the executive.

The First Bancshares, Inc.

Pension Benefits Table

For the Year Ended December 31, 2019

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
M. Ray (Hoppy) Cole, Jr., President and Chief Executive Officer	The First, A National Banking Association Supplemental Executive Retirement Agreement (2016)	17	$1,150,317	$0.00
Donna T. (Dee Dee) Lowery, Chief Financial Officer	The First, A National Banking Association Supplemental Executive Retirement Agreement (2016)	15	479,280	0.00

(1)

The present value of accumulated benefit is based on a 5.5% discount rate. For more information on the 2016 SERP, see “Supplemental Executive Retirement Plans” in the Compensation Discussion and Analysis provided above.

The First Bancshares, Inc. Potential Payments Upon Termination or Change-in-Control As of December 31, 2019
Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement		Death		Disability		Termination without Cause or for Good Reason		Change in Control Only		Termination without Cause/Good Reason Following Change in Control
M. Ray (Hoppy) Cole, Jr.
Compensation:
Base Salary	$-		$-		$ 245,320	(1)	$ 738,520	(2)	$1,570,048	(3)	$ 2,308,568	(2)(3)
Benefits & Perquisites:
BOLI Death Benefit	-		200,000		-		-		-		-
Restricted Stock Awards (14)	1,816,528	(4)	1,816,528	(4)	-		1,816,528	(4)	1,816,528	(5)	1,816,528	(7)
Supplemental Executive Retirement Plan (2016 SERP)	1,150,371	(8)	2,961,650	(10)	562,713	(11)	281,357	(12)	1,150,371	(13)	1,150,371	(13)
Donna T. (Dee Dee) Lowery
Compensation:
Base Salary	-		-		-		-		-		739,059	(6)
Benefits & Perquisites:
BOLI Death Benefit	-		200,000		-		-		-		-
Restricted Stock Awards (14)	684,612	(4)	684,612	(4)	-		684,612	(4)	684,612	(5)	684,612	(7)
Supplemental Executive Retirement Plan (2016 SERP)	479,280	(9)	1,337,100	(10)	186,979	(11)	93,490	(12)	479,280	(13)	479,280	(13)

The First Bancshares, Inc.

Potential Payments Upon Termination or Change-in-Control (Continued)

As of December 31, 2019

(1)	In the event of Mr. Cole’s disability, salary will continue for 6 months or, if earlier, until the date payments begin under disability insurance policy. Mr. Cole will also receive a pro rata bonus for the year of the disability.

(2)	In the event of termination without cause, Mr. Cole will receive a lump sum severance payment and continuation of health benefits in an amount equal to the greater of 18 months or through the end of the term. Amount shown includes eighteen months salary of $735,960 plus health benefits of $2,560 through the end of the expiration of the contract term, 5-31-20.

(3)	In the event of a change in control, Mr. Cole will receive a lump sum severance in the amount of two times current annual salary, and bonuses accrued that would have been paid.

(4)	All unvested restricted stock awards will become fully vested at the retirement, death or termination of employment of the NEOS by the company without cause. None of the NEOs have reached retirement age under the restricted stock award agreement, which is 65. Calculated based on 12-31-19 stock closing price of $35.52 per share.

(5)	All unvested restricted stock awards will become fully vested in the event of a termination of employment without cause or by the executive for good reason within 24 months following a change of control in which the Company is not the survivor or if the acquirer does not assume the obligations. Calculated based on 12-31-19 stock closing price of $35.52 per share.

(6)	In the event of a change in control and termination without cause or for good reason, Ms. Lowery will receive severance of two times then-current base salary in a lump sum and monthly payments equal to employer’s portion of COBRA for 18 months.

(7)	All unvested restricted stock awards will become fully vested if termination without cause occurs within 24 months of a change in control in which the Company is the survivor or the acquirer has assumed the obligations. Calculated based on 12-31-19 stock closing price of $35.52 per share.

(8)	Upon Mr. Cole’s termination of employment following attainment of age 65, his normal retirement benefit will be $164,110 per year for 15 years, payable in 180 equal monthly installments. Amount shown represents the net present value of the benefit at normal retirement. Mr. Cole had not reached retirement age at December 31, 2019.

(9)	Upon Ms. Lowery’s termination of employment following attainment of age 65, normal retirement benefit will be $89,140 per year for 15 years, payable in 180 equal monthly installments. Amount shown represents the net present value of the benefit at normal Retirement. Ms. Lowery had not reached retirement age at December 31, 2019.

(10)	In the event of death while in active service of the bank, Mr. Cole and Ms. Lowery shall be paid lump sum payments of $2,961,650 and $1,337,100, respectively. In the event of death during benefit payment period, beneficiary(s) shall receive remaining installment payments.

(11)	In the event of disability, Mr. Cole and Ms. Lowery would receive a benefit equal to 100% of the accrued liability balance calculated as of the date of disability

(12)	Upon the NEO’s termination without cause or for good reason prior to age 65, the benefit shall be equal to the vested portion of the accrued liability balance calculated as of the date of Separation from Service.

(13)	Upon a change in control of the Company, the NEO would be entitled to receive 100% of that present value of the full normal retirement benefit.

(14)	In October 2019, the Committee approved a modification to Mr. Cole’s and Ms. Lowery’s outstanding shares of restricted stock to provide that such shares will become fully-vested if (i) the Bank terminates his or her employment without cause; or (ii) the executive resigns for good reason within 24-months following a change in control, in the event that the outstanding restricted stock awards are not assumed by the acquiror in connection with such change in control.

For purposes of Mr. Cole’s employment agreement, “good reason” means (i) the failure to continue in effect any material benefit set forth in the employment agreement (unless done on a Bank-wide basis), (ii) a material breach of the agreement by the Bank, or (iii) a change in control.

For purposes of Mr. Cole’s employment agreement, “change in control” means (i) the acquisition by any person or group of the power to vote, or the acquisition of, more than 50% ownership of the Company’s voting stock, (ii) the acquisition by any person or group, during the twelve month period ending on the date of the most recent acquisition, of ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of the Company, (iii) the replacement during any twelve month period of a majority of the members of the Board of Directors of the Company by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of such appointment or election, or (iv) the acquisition by any person or group, during the twelve month period ending on the date of the most recent acquisition, of assets of the Bank having a total gross fair market value of more than eighty percent (80%) of the total gross fair market value of all of the assets of the Bank immediately prior to such acquisition.

For purposes of Ms. Lowery’s employment agreement, “good reason” means (i) a material diminution in title, authority, duties, or responsibilities; (ii) a material diminution in base salary; (iii) a 50-mile relocation of primary office; or (iv) a material breach of the terms of the employment agreement by the Bank.

For purposes of Ms. Lowery’s employment agreement, “change in control” means (i) a change in the ownership of the Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(v); (ii) a change in the effective control of the Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vi); or (iii) a change in the ownership of a substantial portion of the Bank’s assets within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vii).

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

To identify the median employee, we conducted a full analysis of our employee population, other than the CEO, without the use of statistical sampling. We selected December 31, 2019 as the date upon which we would identify the “median employee”. We determined our median employee using Box 5 wages of the employee’s W-2 for the full year 2019. Using this methodology, we determined that the median employee was a Compliance Specialist. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which included base pay, bonuses, commissions, fringe benefits, incentives, severance, Company contributions to the employee’s 401(k) and any vacation payout. The median employee for 2019 is different from the median employee for 2018.

For 2019, our last completed fiscal year, the annual total compensation of our median employee was $41,087, and the annual total compensation of our CEO was $1,104,355. Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 27 to 1.

Director Compensation

Fees Earned or Paid in Cash. Directors serving on the Company’s Board were paid an annual retainer of $5,000. In order to receive the retainer, directors of the Company must attend at least 75% of the scheduled board and committee meetings during the year. Company directors were paid an additional $750 per meeting, which consisted of four regularly scheduled meetings and four special meetings in 2019. Directors who served on the audit committee of the Company’s Board of Directors were paid $500 per meeting; directors who served on the compensation committee of the Company’s Board of Directors were paid $350 per meeting; directors who served on the corporate governance committee of the Company’s Board of Directors were paid $350 per meeting; and directors who served on the executive committee of the Company’s Board of Directors were paid $450 per meeting. The Chairman of the Board was paid a retainer of $7,000 per quarter. Each of the chairmen of the audit, compensation and corporate governance committees were paid an additional retainer of $750 per quarter.

Directors serving on the Bank’s Board were paid an annual retainer of $8,000. In order to receive the retainer, directors of the Bank must attend at least 75% of the scheduled Bank Board and committee meetings during the year. The Bank directors were paid an additional $700 per meeting which consisted of twelve regularly scheduled meetings and three special meetings in 2019. Directors who served on the risk and loan committees of the Bank’s Board of directors were paid $350 and $300 per meeting, respectively. The chairman of the risk committee of the Bank’s Board of directors was paid an additional retainer of $750 per quarter.

Stock Awards. Directors of the Boards of both the Company and the Bank are awarded restricted stock grants of 1,000 shares. The Chairman of the Board, who is a director of both the Company and Bank, is awarded a restricted stock grant of 2,500 shares. Directors of the Bank who are not directors of the Company are awarded a restricted stock grant of 250 shares, and directors of the Company who are not directors of the Bank are awarded a restricted stock grant of 500 shares. The grants are made as of March 1st each year and vest after a period of five years.

The First Bancshares, Inc.

Director Compensation Table

For the Year Ended December 31, 2019

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2019. M. Ray (Hoppy) Cole, Jr. did not receive director stock awards nor did he receive director fees for his service on the Board of Directors for the Company or the Bank.

	Fees Earned or Paid in Cash (1)	Stock Awards ($)(2)(3)	All Other Cash Compensation	Total
Rodney D. Bennett, Ed.D	$31,150	$32,760	-	$63,910
David W. Bomboy, M.D.	36,600	32,760	-	69,360
E. Ricky Gibson	82,250	81,900	-	164,150
Charles R. Lightsey	55,100	32,760	-	87,860
Fred A. McMurry	38,350	32,760	-	71,110
Thomas E. Mitchell	36,450	32,760	-	69,210
Ted E. Parker	39,650	32,760	-	72,410
J. Douglas Seidenburg	45,300	32,760	-	78,060
Andrew D. Stetelman	39,300	32,760	-	72,060

(1)	Includes meeting fees and annual retainer paid to directors of the Bank.

(2)	Value based on value at grant date of $32.76 per share for 1,000 shares to each director serving on the Boards of both the Bank and the Company and 2,500 shares to the Chairman of the Board, and valued in accordance with FASB Topic 718.

(3)	Refer to the Beneficial Ownership Table, “Security Ownership of Directors and Executive Officers” for information on each director’s unvested shares of restricted stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the directors, director nominees, and NEOs, as of April 3, 2020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Rodney D. Bennett, Ed.D	5,250	(3)	*
David W. Bomboy, M.D.	129,080	(4)	*
M. Ray (Hoppy) Cole, Jr.	81,970	(5)	*
E. Ricky Gibson	99,418	(6)	*
Charles R. Lightsey	92,356	(7)	*
Fred A. McMurry	228,232	(8) (14)	1.07%
Thomas E. Mitchell	6,250	(9)	*
Ted E. Parker	85,672	(10)	*
J. Douglas Seidenburg	99,780	(11)	*
Andrew D. Stetelman	51,917	(12)	*
Donna T. (Dee Dee) Lowery	37,590	(13) (14)	*
Directors and Executive Officers as a group	917,515		4.29%

* Represents less than 1% of issued and outstanding common stock.

(1)	Includes shares for which the named person:
- has sole voting and investment power,
- has shared voting and investment power with a spouse, or
- holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2)	Calculated based on 21,399,864 shares outstanding.
(3)	Includes 3,250 shares of unvested restricted stock granted under the 2007 Plan.
(4)	Includes 5,000 shares of unvested restricted stock granted under the 2007 Plan.
(5)	Includes 47,668 shares of unvested restricted stock granted under the 2007 Plan.
(6)	Includes 12,500 shares of unvested restricted stock granted under the 2007 Plan.
(7)	Includes 5,000 shares of unvested restricted stock granted under the 2007 Plan.
(8)	Includes 140,347 shares registered to Oak Grove Land Company, Inc. Fred A. McMurry is a 50% owner of Oak Grove Land Company, Inc. Mr. McMurry disclaims beneficial ownership of the shares held by Oak Grove Land Company, Inc. except to the extent of his ownership interest therein. Also includes 5,000 shares of unvested restricted stock granted under the 2007 Plan.
(9)	Includes 3,250 shares of unvested restricted stock granted under the 2007 Plan..
(10)	Includes 5,000 shares of unvested restricted stock granted under the 2007 Plan.
(11)	Includes 2,500 shares registered to M.D. Outdoor LLC. J. Douglas Seidenburg is a Member and 50% owner of M.D. Outdoor LLC. Mr. Seidenburg disclaims beneficial ownership of the shares held by M.D. Outdoor, LLC except to the extent of his ownership interest therein. Also includes 5,000 shares of unvested restricted stock granted under the 2007 Plan.
(12)	Includes 5,000 shares of unvested restricted stock granted under the 2007 Plan.
(13)	Includes 17,986 shares of unvested restricted stock granted under the 2007 Plan.
(14)	Includes shares pledged as of April 3, 2020 as follows: Fred A. McMurry – 74,287 shares as collateral for a bank loan; Oak Grove Land Company, of which Mr. McMurry owns 50%, 82,318 shares as collateral for a bank loan; and Donna T. (Dee Dee) Lowery – 7,898 shares as collateral for a margin account held at a brokerage firm. The aggregate number of shares pledged by directors and executive officers as of April 3, 2020 represents less than 1% of the Company’s issued and outstanding shares of common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by certain beneficial owners with more than five percent ownership in the Company’s stock as of April 3, 2020 .

Name and Address of Beneficial Owner	Amount and Common Stock Beneficially Owned		Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,268,801	(2)	5.93%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,163,152	(3)	10.11%

(1)	Calculated based on 21,399,864 shares outstanding.

(2)	Based on Schedule 13G filed February 6, 2020 by BlackRock, Inc. based on sole voting power over 1,226,310 shares and sole dispositive power over 1,268,081 shares.

(3)	Based on Schedule 13G filed February 14, 2020 by T. Rowe Price Associates, Inc. based on sole voting power over 425,589 shares and sole dispositive power over 2,163,152 shares.

Corporate Governance

The Board’s Role in Risk Oversight.  The Board of Directors is responsible for oversight of management and the business and affairs of the Company, including the management of risk. The Board of Directors has delegated various aspects of its risk oversight responsibilities to the Board’s committees. Each committee has the authority to engage the assistance of outside advisors.

The committees of the Board concentrate on specific risks for which they have an expertise, and each committee is required to make regular reports to the Board of Directors on its actions. The Audit Committee assists the Board of Directors in monitoring the Company’s financial reporting risk, which includes the appropriateness of the allowance for loan and lease losses, and regularly monitors the Company’s exposure to certain financial and reputational risks by establishing and evaluating the effectiveness of company programs to detect and report fraud and by monitoring the Company’s internal control over financial reporting. The Risk Committee of the Bank’s Board of Directors is responsible for Bank-level risk oversight and makes regular reports to the Board of Directors. This committee monitors compliance with regulations and policies applicable to the Bank. The Compensation Committee reviews the Company’s incentive plans with the Chief Risk Officer to ensure such plans do not encourage participants to take risks that would be reasonably likely to have a material adverse impact on the Company, and to the extent necessary, reviews and discusses with management any related risk mitigation features and disclosures determined to be advisable.

Director Independence.   The Board of Directors has established guidelines to assist it in determining director independence which conform to the independence requirements of the Nasdaq Stock Exchange listing standards. In addition to applying these guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. Based on this evaluation, the Board determined that the Company currently has nine independent directors, which are Rodney D. Bennett, David W. Bomboy, E. Ricky Gibson, Charles R. Lightsey, Fred A. McMurry, Thomas E. Mitchell, Ted E. Parker, J. Douglas Seidenburg, and Andrew D. Stetelman; and that proposed director Renee Moore is also independent.

Board Leadership Structure.   The CEO and Chairman positions are separated under the Company’s Board leadership structure. E. Ricky Gibson acts as the non-executive chairman and M. Ray (Hoppy) Cole, Jr., serves as the CEO. The Board of Directors determined that this is the most effective way for its leadership to be structured and believes this is a best practice for governance. The members of the Company’s Board of Directors also serve as directors of the Bank in order to provide effective oversight of the Bank.

Standards of Conduct.  The Company’s Board of Directors has adopted a Code of Ethics for Financial Officers (“Code of Ethics”) that applies to its CEO, CFO, principal accounting officer or controller, or persons performing similar functions. The Company has made the Code of Ethics available on its website at www.thefirstbank.com. Any amendments to, or waivers from, our Code of Ethics applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

Communicating Concerns to Directors.  The Audit Committee and the non-management directors have established procedures to enable any employee who has a concern about Company’s conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors through written notification directed to the Chairman of the Audit Committee, Doug Seidenburg, at P. O. Box 1197, Laurel, MS 39441, or by email to DougS@sburgcpa.com. Such communications may be confidential or anonymous. The Company’s Whistleblower Policy is available on the Company’s website, www.thefirstbank.com. The status of any outstanding concern, if any, is reported to the non-management directors of the Board of Directors periodically by the Chairman of the Audit Committee.

Shareholder Communications.  Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to Chandra B. Kidd, Secretary, The First Bancshares, Inc., P.O. Box 15549, Hattiesburg, Mississippi, 39404. Communications that are not related to the duties and responsibilities of the Board of Directors or a committee will not be distributed, including spam, junk mail and mass mailings, surveys and business solicitations or advertisements. In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2019, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. In addition, none of the executive officers of the Company served on the Board of Directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board of Directors or on our Compensation Committee.

Additional Information Concerning Officers and Directors

Meetings of the Board of Directors

It is the policy of the Company that directors attend all meetings. During the year ended December 31, 2019, the Board of Directors of the Company held 8 meetings which included 4 special meetings. All of the directors of the Company’s board attended at least 75% of the Board meetings and meetings of each committee on which they served. The Board of Directors of the Bank held 12 regularly scheduled meetings and 3 special meetings during the year ended December 31, 2019. All of the directors of the Bank’s board attended at least 75% of the Board meetings and meetings of each committee on which they served. In addition, the independent directors of the Company’s Board meet in regular executive sessions without management present.

Annual Meeting Attendance

The Company encourages attendance of all of its directors at the annual meeting. All of the Board of Directors of the Company who were then serving attended the 2019 annual meeting with the exception of one director.

Committees of the Board of Directors

The Company's Board of Directors has appointed an Audit Committee, a Compensation Committee, a Corporate Governance Committee and an Executive Committee.

The Audit Committee is composed of the following members, all of whom are independent directors: J. Douglas Seidenburg (Chairman), E. Ricky Gibson, Thomas E. Mitchell, and Charles R. Lightsey. The Board has adopted an Audit Committee Charter, a copy of which can be found at the governance documents section of the Investor Relations page of the Company’s internet website at www.thefirstbank.com. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal control over financial reporting and reviewing reports of regulatory authorities. The Committee appoints the independent registered auditing firm and oversees the performance of the firm, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The Audit Committee is also responsible for overseeing the internal audit function and appraising its effectiveness. The Audit Committee reports its findings to the Board of Directors of the Company. The Board of Directors has determined that the members of the Audit Committee are independent. The Board of Directors has also determined that J. Douglas Seidenburg is an audit committee financial expert, and that each member of the Audit Committee is able to read and understand fundamental financial statements. The Audit Committee met ten times during 2019, which included six special meetings.

The Compensation Committee is composed of the following members, all of whom are independent directors: E. Ricky Gibson (Chairman), David W. Bomboy, Ted E. Parker, and Andrew D. Stetelman. The Board of Directors has adopted a Compensation Committee Charter and a Compensation Philosophy, which can be found at the governance documents section of the Investor Relations page of the Company’s internet website at www.thefirstbank.com. The Compensation Committee Charter is reviewed and reassessed by the Board annually. The Compensation Committee is responsible for evaluating and approving compensation plans, policies and programs for the Company and the Bank. Its duties include reviewing and making recommendations to the Board with respect to incentive-based compensation plans and equity-based plans, establishing criteria for the terms of awards granted to participants under such plans, and granting awards in accordance with such criteria. The Committee determines and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates performance in light of these goals and objectives, and submits the CEO’s annual compensation, including salary, bonus incentive and other compensation to the full Board for approval. The CEO may not be present during voting or deliberations on the CEO’s compensation. The Committee also reviews, determines and approves corporate goals and objectives relevant to compensation of the other executive officers of the Company, evaluates their performance in light of these goals and objectives, and submits their annual compensation, including salary, bonus, incentive and other compensation of such personnel to the full Board for approval. The CEO provides input on such recommendations and may be present during voting or deliberations on the compensation of executive officers or other personnel at the invitation of the Committee. The Compensation Committee met twelve times during 2019.

The Corporate Governance Committee is composed of the following members, all of whom are independent directors: Charles R. Lightsey (Chairman), Fred A. McMurry, Ted E. Parker, and E. Ricky Gibson. The Corporate Governance Committee is responsible for nominating individuals for election to the Company's Board of Directors and recommending corporate governance principles to the Board. The Corporate Governance Committee recommended, and the Board of Directors adopted, written Corporate Governance Principles which address the size and composition of the Board, requirements for service on the Board, succession planning, annual performance evaluations of the Board and other areas of focus for the Committee. The Board of Directors has adopted a Corporate Governance Committee Charter, which can be found at the governance documents section of the Investor Relations page of the Company’s internet website at www.thefirstbank.com. The Corporate Governance Committee met six times during 2019, which included two special meetings.

In considering whether to recommend any candidate for inclusion in the Board of Director’s slate of recommended director nominees, including candidates recommended by shareholders, the Corporate Governance Committee will consider a number of criteria, including, without limitation, financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence and any other factors the Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. The Corporate Governance Committee identifies director candidates through business, civic and legal contacts, and may consult with other directors and senior officers of the Company.

The Executive Committee’s primary purpose is to act on behalf of the Board of Directors between meetings of the Board of Directors to assure coordination of activity among various standing committees of the Board and to serve as a sounding board for the Chairman of the Board and the CEO in the overall management of the business and affairs of the corporation. Membership consists of the Chairman, Vice-Chairman, CEO, Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Corporate Governance Committee. Current members are E. Ricky Gibson, M. Ray (Hoppy) Cole, Jr., J. Douglas Seidenburg, and Charles R. Lightsey. The Executive Committee met eleven times during 2019.

Additionally, the Board of Directors of the Bank appointed a Risk Committee. The Risk Committee is responsible for general oversight and monitoring of the Bank’s risk management strategies, policies and practices that identify, assess, monitor and manage the Bank’s risk and regularly reports to the Board of Directors of the Company on its findings. This Committee monitors compliance with regulations and policies impacting the Bank. Current members are Charles R. Lightsey, Rodney D. Bennett, Ed.D., M. Ray (Hoppy) Cole, Jr., and Fred A. McMurry. The committee met five times during the year ended December 31, 2019, which included one special meeting.

Diversity Policy

The Board of Directors has adopted a written Diversity Policy to assist the Board in searching for qualified individuals to serve on the Board. The Diversity Policy states that the Corporate Governance Committee should strive for inclusion of diverse groups, knowledge, and viewpoints. For purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender, ethnicity, race, sexual orientation, marital and family status, gender identity, personal style, disabilities, nationality, religion, veteran and active armed service status, or other similar characteristics. To accomplish this, the Corporate Governance Committee may retain an executive search firm to help further the Corporate Governance Committee’s diversity objectives. The Corporate Governance Committee will also periodically review the Board Diversity Policy and the director selection process to assess the policy’s effectiveness in promoting a diverse Board and to ensure that diverse candidates are included in the consideration and selection process.

Report of the Audit Committee

The Audit Committee has:

-	Reviewed and discussed the audited financial statements with management of the Company.

-	Discussed with the independent auditor the matters required to be discussed under the appropriate Auditing Standards of the Public Company Accounting Oversight Board (PCAOB) and by the Securities Exchange Commission.

-	Received the written disclosures and the letter from the independent auditor required by the PCAOB from the auditors regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence.

-	Considered whether the provision of non-audit services to the Company by the independent auditor is compatible with maintaining their independence, and has determined that such independence has been maintained.

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee of the Board of Directors of The First Bancshares, Inc.

J. Douglas Seidenburg, Chairman

E. Ricky Gibson

Thomas E. Mitchell

Charles R. Lightsey

Independent Registered Public Accounting Firm

Crowe, LLP (“Crowe”) served as the Company’s independent registered auditing firm during the fiscal year ending December 31, 2019. The Company expects a representative of this firm to attend the Meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from shareholders.

Fees and Related Disclosures for Accounting Services

The following is a summary of fees related to services performed for the Company by Crowe for the years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees – Audit of the Company’s annual consolidated financial statements, comfort letters, and services in connection with consents and registration statements.	$601,000	$1,298,243

Audit Related Fees – Services in connection with application of accounting pronouncements and acquisitions, internal controls and SEC matters.	230,500	121,657

Tax Fees – Preparation of federal and state income tax and other returns, tax planning and consulting.	113,075	37,700
Total	$944,575	$1,457,600

The Audit Committee has adopted pre-approval policies and procedures which require the Audit Committee to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that they do not impair the auditor’s independence. All of the fees set forth above were approved by the Audit Committee.

PROPOSAL 4 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has appointed Crowe, LLP, as its independent registered public accounting firm for the fiscal year ending December 31, 2020.

Although not required to do so, the Board of Directors has chosen to submit its appointment of Crowe for ratification by the Company's shareholders as a matter of good corporate governance. If our shareholders fail to ratify the appointment of Crowe, the Audit Committee will consider this information when determining whether to retain Crowe for future services.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm.

Proposal No. 3 will be approved if votes cast in favor of the proposal exceed votes cast against it.

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Certain Relationships and Related Transactions

Some of the Company’s officers and directors, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, are customers of the Bank and have transactions with the Bank in the ordinary course of business, and may continue to do so in the future.

All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

During 2019, Milton R. (Mit) Cole, III, EVP-Division Manager, Private Banking, was paid total gross compensation of $282,193 which included approximately $155,186 in salary, $12,320 in annual incentive bonus paid in cash and a grant of a maximum of 3,300 shares of time vesting restricted stock of the Company. Mr. Cole is the son of M. Ray (Hoppy) Cole, Jr., President and CEO of the Company and the Bank, and also a director.

During 2019, Chase Blankenship, SVP and Forrest/Lamar Market President, was paid total gross compensation of $212,624 which included approximately $138,272 in salary and $10,150 in annual incentive bonus paid in cash and a grant of a maximum of 1,700 shares of time vesting restricted stock of the Company. Mr. Blankenship is the son-in-law of Chairman of the Board and Director, E. Ricky Gibson. The Board has affirmatively determined that this relationship has no impact on Mr. Gibson’s independence.

There are other personnel throughout the Company related by birth or marriage, however there are no family relationships, whether direct or indirect, between Directors and Executive Officers of the Company.

Each year, directors, officers, and employees provide information regarding related party transactions. Although there is no formal written pre-approval procedure governing related party transactions, approval of the Board is sought before engaging in any new related party transaction involving significant sums or risks. Approval of the Board is also sought prior to hiring a family member of a director or executive officer.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than 10% to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Executive officers and directors are required by Securities and Exchange Commission Regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2019, the Company’s executive officers and directors complied with all applicable Section 16(a) filing requirements with the exception of the filing of the SEC Form 4 for Mr. Cole and Ms. Lowery for restricted stock awards granted on July 18, 2019 which were inadvertently filed late.

SOLICITATION OF PROXIES

The cost of soliciting proxies from shareholders will be borne by the Company. The initial solicitation will be by mail. Thereafter, proxies may be solicited by directors, officers and employees of the Company or the Bank, by means of telephone, email or other electronic means, advertisements or personal contact, but without additional compensation, therefore. The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending proxy soliciting material to the beneficial owners.

PROPOSALS OF SHAREHOLDERS

Any proposal of a shareholder to be presented for action at the annual meeting of shareholders to be held in the year 2021 must be received at the Company's principal executive office no later than December 16, 2020, if it is to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Securities and Exchange Act. After this date, any proposal to be presented at the annual meeting but not included in the Company’s proxy statement will be considered untimely if not delivered on a date on or before the later of: (1) 60 days prior to the 2021 annual meeting or (2) 10 days after a notice of the meeting is provided to the shareholders. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company's bylaws relating to shareholder proposals and certain Securities and Exchange Commission Regulations in order to be included in the Company's proxy materials.

Any shareholder nominations for directors for consideration by the Corporate Governance Committee in making its recommendations to the Board of Directors for the 2021 annual meeting of shareholders should be made in writing addressed to the Corporate Governance Committee, attention Corporate Secretary, at 6480 U.S. Highway 98 West (39402), Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549, by December 9, 2019. It is the Corporate Governance Committee's policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company's Board of Directors. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. The Corporate Governance Committee will consider only those director candidates recommended in accordance with the Corporate Governance Committee Shareholder Policies and Procedures, a copy of which can be found at the governance documents section of the Investor Relations page of the Company’s internet website at www.thefirstbank.com under. Director nominations, other than those made by or at the direction of the Board of Directors, may be made by any shareholder by delivering written notice to the Secretary of the corporation not less than 50 nor more than 90 days prior to the 2021 meeting (unless the Company provides less than 60 days’ prior notice of the 2021 meeting date, in which case such written notice by a shareholder must be submitted within 10 days following the earlier of (i) the date that notice of the date of the meeting was first mailed to the shareholders or (ii) the day on which public disclosure of such date was made), and must comply with the Company’s Bylaws regarding director nominations by shareholders.

Appendix A

AMENDMENT TO

THE FIRST BANCSHARES, INC.

2007 STOCK INCENTIVE PLAN, AS AMENDED

This Amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended (hereinafter the “Plan”) is made this the ___ day of March, 2020, to be effective upon approval of the shareholders of the Company.

WITNESSETH:

WHEREAS, The First Bancshares, Inc. (the “Company”) maintains the Plan to provide incentives and awards to certain officers, employees, directors and other service providers of the Company and its affiliates.

NOW, THEREFORE,  the Plan is hereby amended as follows:

I.

The Plan is hereby amended to increase the number of shares of Company common stock authorized for issuance pursuant to awards granted under the Plan by an additional Five Hundred Thousand (500,000) shares, and subsection (a) of Section 4.2 of the Plan is hereby amended by the deletion of that subsection in its entirety and the substitution of the following:

(a)          Maximum Plan Shares. Upon approval of this Amendment by the shareholders of the Company, the shares of Stock hereby reserved exclusively for issuance upon an award of or exercise or payment pursuant to Stock Incentives under the Plan is increased by Five Hundred Thousand (500,000) shares to a total of One Million One Hundred Fifteen Thousand (1,115,000) shares, subject to adjustment in accordance with Section 9.2 (the “Maximum Plan Shares”). All or any of such Maximum Plan Shares may be issued upon an award of or exercise or payment pursuant to any one or more Stock Incentives, including without limitation, Incentive Stock Options.

II.

This Amendment is conditioned upon, and shall become effective upon, its approval by the shareholders of the Company.

III.

Capitalize terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

IV.

The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.

A-1

IN WITNESS WHEREOF, this Amendment has been executed the date and year first above written.

The First Bancshares, Inc.

By:

Its:

A-2

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 27, 2020 at 10:59 P.M., local time. Online Go to www.investorvote.com/FBMS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.investorvote.com/FBMS Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Rodney D, Bennett, Ed.D. 02 - Ted E. Parker 03 - J. Douglas Seidenburg 04 - Renee Moore For Against Abstain For Against Abstain 2. Proposal to approve the amendment of The First Bancshares, Inc. 2007 Stock Incentive Plan. 3. Advisory Vote on the Compensation of our Named Executive Officers 4. Proposal to ratify the appointment of Crowe, LLP as the Independent Registered Public Accounting Firm of the Company Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 4 3 B V 038NNA B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4. 2020 Annual Meeting Proxy Card

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of The First Bancshares, Inc. Shareholders May 28, 2020 at 11:30 a.m. Central Time The University of Southern Mississippi Scianna Hall 118 College Drive, Hattiesburg, MS 39406 Or, to be held virtually at the same time in the event it becomes necessary to do so. Upon arrival, please present this admission ticket and photo identification at the registration desk. While we currently intend to hold the annual meeting in person, we are actively monitoring the coronavirus concerns and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we determine to switch to a remote format for the annual meeting, our shareholders will have the ability to fully participate in the meeting and ask questions. Please monitor our annual meeting website at www.edocumentview.com/FBMS for updated information. If you are planning to attend the annual meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/FBMS q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 28, 2020 M. Ray (Hoppy) Cole, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The First Bancshares, Inc. to be held on May 28, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3, and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — The First Bancshares, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/FBMS